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[Applied Magnetics Corporation Letterhead]




                                                               EXHIBIT 10(y)
                                                               -------------


                                              August 1, 1994



Grisanti, Galef & Goldress, Inc.
987 Tahoe Boulevard, Suite 206
Incline Village, Nevada  89451

Attention:  Mr. Craig Crisman

Gentlemen:

This will confirm the understanding and agreement between Grisanti, Galef & Goldress, Inc., a Nevada corporation ("GGG") and Applied Magnetics Corporation (the "Company") as follows:

1. ENGAGEMENT. The Company hereby engages GGG to provide executive management consulting services to implement a strategic plan in an effort to turn around the Company, conserve and increase its cash and working capital and return it to profitability. It is expected that GGG will retain the services of Mr. Craig Crisman as the principal, lead consultant to provide these services, that Mr. Crisman will devote his full-time attention and efforts to this engagement and that his specific responsibilities will include:

     . Review of financial and operating policies and practices, including overhead and S,G&A expense structure, R&D expenses and all cash out flows

     .    Analysis of asset redeployment opportunities

     . Analysis of relationships with present and potential lenders, present and potential credit arrangements and other sources for obtaining additional financing

     . Assistance in negotiating/implementing pending or additional financing arrangements

     .    Consideration of restructuring and reorganization alternatives

     .    Implementation of pending strategic partnering alternatives

     .    Development of new partnering/strategic options

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     .  Consideration of exit/contingency strategies such as debtor protection alternatives

     This engagement shall not preclude the Company from employing or engaging its officers, employees, attorneys and accountants, on usual and customary terms, to provide advisory services and participate in these and other matters.

2. APPOINTMENT. Mr. Crisman is hereby appointed to the office of Chief Executive Officer of the Company, to serve at the pleasure of the Board of Directors subject, solely, to the control of the Board of Directors and not to any other officers or employees of the Company. In this capacity Mr. Crisman will be expected to serve as the Company's principal executive officer, and subject to the confidentiality provisions set forth below, will have access to the Company's books, records, accounts, financial statements and files, including, but not limited to, personnel, payroll and human resources records as may be reasonable and appropriate in connection with this appointment.

3. TERM, TERMINATION. GGG's engagement and Mr. Crisman's appointment as Chief Executive Officer shall commence on August 2, 1994, or as soon thereafter as is practicable and shall continue at the pleasure of the Board and the Board of Directors may at any time, by resolution adopted at a meeting or by written consent without meeting, terminate this engagement with or without notice or cause and remove Mr. Crisman as Chief Executive Officer with or without notice or cause. The Company will deliver or cause to be delivered to GGG a certified copy of such Board resolution as promptly as practicable following the effective date of the termination of this engagement or the removal of Mr. Crisman as Chief Executive Officer, but the failure to so deliver this resolution shall not affect the termination of this engagement. GGG may terminate this engagement at any time upon delivery of written notice to AMC.

4. ACCESS TO INFORMATION. The Company shall (a) furnish to GGG and Mr. Crisman information relating to parties with whom the Company has had discussions or contacts prior to or during the term of this engagement concerning the Company's efforts to obtain financing and/or strategic partnering arrangements and the status of these efforts and discussions, and (b) make available to GGG and Mr. Crisman all information concerning, the business, assets, operations, financial condition and prospects of the Company which GGG and Mr. Crisman reasonably request in connection with the performance of their obligations hereunder. To the Company's knowledge, all

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     such information shall be complete and accurate in all material respects and, while GGG and Mr. Crisman shall be entitled to rely upon the accuracy and completeness of all such information without independent verification, neither shall make any representations or warranties on behalf of the Company which are inconsistent with or would, under the circumstances, be misleading.

5. CONFIDENTIALITY. In connection with GGG's engagement, GGG and Mr. Crisman will have access to and the Company is willing to disclose certain information it considers proprietary and confidential. Accordingly, GGG and Mr. Crisman hereby agree as follows:

     5.1 "Confidential Information" shall mean any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which has been or will be furnished to GGG or to Mr. Crisman or other consultants, agents or employees of GGG (collectively "GGG's Representatives") by or on behalf of the Company, including, without limitation, the information described in paragraph 4 above and the following information:

               data, information, documents and other material relating to the business, assets, properties and operations of the Company, including, but not necessarily limited to, (a) historical financial information, (b) future projections and forecasts concerning revenues, profits, gross margins, assets, net worth, market share and the like, (c) technical, marketing and other information concerning new products under development or contemplated by the Company, (d) descriptions of the experience, job responsibilities, salaries and compensation of key management, technical and other employees, (e) sales and marketing operations and plans, (f) information and data concerning projects, services, processes, specifications, technology, research, know-how, engineering drawings, sketches, plants, facilities, personnel and management, (g) information and data regarding the Company's current efforts to enter into a strategic partnering arrangement ("Partnership Transaction"), with one or more other companies or enterprises, to provide funding through an equity investment or acquisition or merger, to assist the Company in the development and commercialization of new, advanced products and technology, including, but not limited to, the identity of potential

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               partners and the terms, conditions and other provisions with respect to a possible Partnership Transaction, and (h) information regarding actual, threatened or pending disputes, lawsuits, claims and other legal or regulatory proceedings involving the Company.

          The term "Confidential Information" shall be deemed to include all notes, analyses, computations, studies, interpretations or other documents prepared by GGG or GGG's Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to GGG or its Representatives pursuant hereto. The term "Confidential Information" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by GGG or its Representatives, (ii) was within GGG's possession prior to its being furnished to GGG by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by GGG to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information or
          (iii) becomes available to GGG on a non-confidential basis from a source other than the Company or any Company Representatives (as defined in paragraph 5.2), provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information.

     5.2 GGG agrees to keep in confidence all Confidential Information which is received by GGG or GGG's Representatives from the Company or from the Company's attorneys, accountants, investment bankers, or financial advisors (herein "Company Representatives"). GGG also agrees that, unless it has obtained the prior written consent of the Company, it will neither (a) use such Confidential Information for any purpose except solely for the purposes of performing the services contemplated under this Agreement nor (b) disclose any Confidential Information received by it from the Company or the Company's Representatives to any third party or to any person or persons other than GGG's Representatives who have a need to know such Confidential Information for the purposes contemplated by this Agreement, and who agree to keep such information confidential and who are provided with a copy of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties hereto. In any event, GGG shall be



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          responsible for any breach of this Agreement by any of its
          Representatives and GGG agrees, at its sole expense, to take all reasonable measures (including, but not limited to, court proceedings) to restrain GGG's Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

     5.3 In the event that GGG or any of its Representatives are requested or required (by deposition, interrogatories, requests of information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, GGG shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, GGG or any of its Representatives are nonetheless in the written opinion of GGG's counsel, legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, GGG or its Representative may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that GGG exercises its best efforts to preserve the confidentiality of this Confidential Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal.

6. COMPENSATION. As compensation for the services rendered by GGG hereunder, the Company shall pay GGG as follows:

     (a) a monthly fee of $70,000 which shall be paid, in advance, at the beginning of each month during the Term of this engagement; provided, however, that the first such payment shall be paid not later than seven (7) days after the commencement of the Term;

     (b) a success fee, the amount, terms, conditions and method (e.g. cash, equity, options, etc.) of payment, and the quantifiable performance measures of which shall be agreed between GGG and the Company's Board of Directors within sixty days following the date hereof; and



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     (c)  the Company shall pay an advance of $5,000 against out-of-pocket expenses promptly after execution of this Agreement and, thereafter, shall reimburse GGG for reasonable out-of-pocket travel and lodging expenses incurred in connection with this engagement promptly following receipt of expense reports, accompanied by appropriate invoices, receipts and statements explaining in reasonable detail the date, amount and nature of such expenses.

7. OTHER CONSULTANTS/PROFESSIONALS. It is contemplated that, in performing its service under this Agreement, GGG will retain the services of other consultants, advisors, employees and independent contractors ("Other Professionals") with expertise, skills and knowledge of turnaround matters and in advising financially distressed companies, including, in particular, persons with professional, financial and accounting experience. GGG represents and covenants that it will engage only such Other Professionals who have the necessary skills, qualifications and professional experience required for this engagement. GGG will (a) use its best efforts to consult, in advance, with the Board of Directors prior to engaging Other Professionals, (b) assume all responsibility for recruiting, hiring, employing and engaging Other Professionals (c) pay and be responsible for all salaries, wage expenses, benefits (including life, medical, health and workers compensation insurance benefits, if any) due or to become due to such Other Professionals at no additional cost or expense to the Company (and indemnify the Company for any claims made against it by Other Professionals with respect to these matters) and (d) be responsible for the management and direction of such Other Professionals.

8. INDEMNIFICATION. The Company shall indemnify GGG and Mr. Crisman ("Indemnified Parties") and hold such Indemnified Parties harmless against any and all losses, claims, damages or liabilities to which they may become subject arising in any manner out of or in connection with the rendering of services by GGG hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted directly from the bad faith, negligence or willful misconduct of any Indemnified Parties or from failure to perform any obligation to the Company hereunder.

     If any lawsuit, claim or proceeding (including any investigation) shall be brought or asserted against an Indemnified Party in respect of which indemnity may be sought from the Company, such Indemnified Party shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel and the payment of all expenses. An Indemnified Party shall have the right to employ separate counsel in any such



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     action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at its expense unless (i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company shall have failed promptly to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding or (iii) the named parties to any such action or proceeding include the Indemnified Party and the Company and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Company, in which case, if the Indemnified Party notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnified party; it being understood, however, that the Company shall not, in connection with any one such lawsuit, claim or proceeding, or separate but substantially similar or related lawsuits, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses or more than one separate firm of attorneys.

9. EMPLOYMENT OF OTHER PROFESSIONALS. In the event that an offer of employment is made by the Company to, and accepted by, any Other Professionals within one year following the termination of this engagement, the Company agrees to pay a fee to GGG in an amount equal to thirty-five percent (35%) of the first year's annual salary, plus any cash incentive bonus, paid to such person by the Company.

10.  GENERAL.

     10.1 GGG and the Company are independent contractors and nothing contained herein shall be deemed to create the relationship of principal and agent between GGG and the Company nor shall this Agreement create the relationship of employer and employee between the Company and Mr. Crisman, any Other Professional, or any other person engaged by GGG to provide services hereunder. Neither GGG nor the Company shall have the right to make a commitment or enter into any agreement or contract on behalf of the other. This Agreement does not create any "finder", broker, commission agent or similar relationship between GGG and the Company and the Company shall not be obligated to GGG for any commission, broker or agent fees or similar compensation, fees,



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          expenses or costs as a result of this Agreement or the Credit
          Transaction.

     10.2 No licenses or rights, patent or otherwise, are granted by this Agreement or by any disclosure hereunder. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

     10.3 This Agreement has been entered into as of the day and year first above written, in Santa Barbara, California, United States of America, and shall be governed by the laws of that State. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party granting such waiver and no such waiver shall be deemed a waiver of any other or subsequent breach or default.

     10.4 GGG hereby acknowledges that it is aware and agrees that it will advise its Representatives who may have knowledge of this Agreement or of the fact that the United States securities laws prohibit any person who has material, nonpublic information, concerning, for example, the information which may be disclosed to or made available to GGG or its Representatives under this Agreement from (a) purchasing or selling the Company's securities, or (b) communicating such information to any other person for that purpose. GGG agrees to indemnify and hold the Company harmless from any and all costs, liabilities and expenses relating to any charges, complaints, suits, investigations, or other proceedings brought or threatened against the Company in any Court or by any regulatory agency arising from or relating to any violation by GGG or its Representatives of these prohibitions.

     10.5 GGG and Mr. Crisman also acknowledge that by virtue of his appointment as Chief Executive Officer he will have certain obligations and responsibilities under the United States Securities Laws, including, particularly, certain reporting obligations under the provisions of
          Section 16(a) of the Securities Exchange Act of 1934. It is expected that GGG and Mr. Crisman will fully comply with these duties and obligations.

     10.6 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

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11.  PRIVILEGED INFORMATION. Notwithstanding the Company's agreements in this letter to provide GGG with information, data, records, files and the like, the Company shall not be required to deliver or make available any such information to GGG or GGG's Representatives, if in the opinion of the Company's counsel, any attorney-client or attorney work-product privilege would be jeopardized or lost.

If the foregoing correctly sets forth the understanding and agreement between you and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

                         APPLIED MAGNETICS CORPORATION



                         By:_____________________________
                             William R. Anderson
                             Chief Executive Officer

AGREED:

GRISANTI, GALEF & GOLDRESS, INC.




By _____________________________
Its      Partner
   -----------------------------